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                                                                    EXHIBIT 99.1

[INTERVOICE BRITE LOGO]
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS
InterVoice-Brite, Inc.
Rob-Roy J. Graham
Chief Financial Officer
+1 (972) 454-8712

27-02
                INTERVOICE-BRITE RECEIVES $4.4 MILLION TAX REFUND
                               BANK DEBT PAID OFF

DALLAS -- JUNE 20, 2002 -- InterVoice-Brite, Inc., (NASDAQ:INTV) is pleased to announce that it has received a $4.4 million tax refund and that the refund proceeds have been used to pay off the Company's remaining $4.0 in borrowings under its revolving credit facility.

"We are executing our plan to reduce total indebtedness with minimal dilution impact to our shareholders," said Rob Graham, the Company's Chief Financial Officer. "Having paid our revolver down to zero, we have satisfied a bank covenant which prohibits us from repaying our convertible debt in cash while there are any borrowings outstanding under the revolver. We have always intended to re-pay our convertible debt in cash, and now that we have paid off the revolver, we are free to make payments in cash instead of stock. We believe our current cash on-hand and expected cash flow will be sufficient to fund our current operating and capital requirements, as well as all our debt repayment obligations. We will continue to maintain our $12 million revolver for liquidity and working capital purposes and we appreciate the support our lender group has given us. Of course, if we have to make borrowings under our revolver, we will not be able to make cash repayments of our convertible debt until the borrowings are repaid." Please see the Company's Form 8-K filed with the Securities and Exchange Commission on May 30, 2002 for a full description of the Company's convertible debt, associated stock warrants and other recent financing transactions.



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NEWS RELEASE
$4.4 MILLION TAX REFUND


This press release contains forward-looking statements, which are based on Company management's current beliefs. Readers are cautioned to read the risks and uncertainties, including the risks associated with the Company's financing transactions, described in the Company's filings with the Securities and Exchange Commission, including the Form 8-K filed on May 30, 2002. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

ABOUT INTERVOICE-BRITE

With systems operating in more than 75 countries, InterVoice-Brite is a technology leader in speech-enabled interactive information solutions and enhanced services for network service providers, and is a premier communications and e-commerce ASP. For more information, visit www.intervoice-brite.com.